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                                                                   EXHIBIT 9 (b)



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                             NORWEST ADVANTAGE FUNDS
                            FUND ACCOUNTING AGREEMENT

                                November 17, 1995


     AGREEMENT made the 17th day of November, 1995, between Norwest Advantage Funds (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at 61 Broadway, New York, New York 10006, and Forum Financial Corp. ("FFC"), a corporation organized under the laws of the State of Delaware with its principal place of business at 2 Portland Square, Portland, Maine 04101.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares") in separate series and classes; and

     WHEREAS, the Trust desires that FFC perform certain fund accounting services for each of the series of the Trust now existing or that in the future may be created (each a "Fund" and, collectively, the "Funds") and each separate class of shares of each Fund now existing or that in the future may be created (each a "Class " and, collectively, the "Classes ") and FFC willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and FFC agree as follows:

     SECTION 1.  THE TRUST; DELIVERY OF DOCUMENTS

     The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Trust Instrument, By-Laws and registration statement filed with the Securities and Exchange Commission (the "SEC") under the Act and the Securities Act of 1933, including any representations made in a prospectus or statement of additional information relating to a Fund contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"). The Trust has delivered copies of the documents listed in this Section as well as copies of any procedures of the Trust related to the subject matter hereof, including any security valuation or multiple class allocation procedures, to FFC and will from time to time furnish FFC with any amendments thereof.

     SECTION 2.  SERVICES TO BE PERFORMED

     For each Fund and Class thereof, FFC shall perform the services listed in this Section. FFC and the Trust's manager, Forum Financial Services, Inc. ("Forum"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.


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     (a)  BOOKS AND RECORDS.  FFC shall prepare and maintain on behalf of the
Trust the following books and records of each Fund, and Class thereof, pursuant to Rule 31a-1 under the Act (the "Rule"):

     (i) Journals (or other records of original entry) containing an itemized daily record in detail of all purchases and sales of securities, and other investments assets (collectively referred to as "securities"), all receipts and disbursements of cash and all other debits and credits, as required by sub-section (b)(1) of the Rule;

     (ii) General or auxiliary ledgers (or other records) reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

     (iii) A record of each brokerage order given by or on behalf of the Trust for, or in connection with the purchase or sale of securities, as required by sub-sections (b)(5) and (b)(6) of the Rule;

     (iv) A record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

     (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by sub-section (b)(8) of the Rule;

     (vi) A record of historical tax lots for each security; and

     (vii) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

     The forgoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation and shall be the property of the Trust. FFC agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and as otherwise directed by the Trust or Forum.

     (b) ACCOUNTING SERVICES. On behalf of each Fund and, as applicable, each Class thereof, FFC shall:

     (i) Calculate the net asset value per share ("NAV") with the frequency prescribed in the then-current Prospectus of each Fund or Class thereof and recalculate the NAV wherever, for whatever reason, it is determined to have been inaccurate;


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     (ii)      Calculate the net income and the net income per share of each
     Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund;

     (iii) Advise the Fund, Forum, the Fund's custodian and the Fund's transfer agent of the NAV, the net income and the net income per share of each Fund or Class thereof upon completion of the computations required to be made;

     (iv)      Calculate all capital gains and losses;

     (v) Calculate all income dividends and capital gain distributions as set forth in pertinent resolutions of the Board delivered to FFC by Forum and as otherwise requested by the Trust;

     (vi) In accordance with applicable SEC regulations, calculate the standardized yield, effective yield, tax equivalent yields and total returns for each Fund, and Class thereof, and such other measures of performance as may be agreed upon between the Trust and FFC;

     (vii) Provide the Trust and such other persons as Forum may direct with the following reports and such other reports as the Trust and FFC may from time to time agree upon: (A) current portfolio positions reports; (B) purchase and sales activity reports; (C) current cash position and projection reports; (D) expenses paid and accrued reports; and (E) pending maturities reports.

     (viii) For all Funds which do not value their assets in accordance with Rule 2a-7 under the Act, prepare and record, as of each time when the NAV of a Fund or Class thereof is calculated or as otherwise agreed by the Trust and FFC, (A) a valuation of all assets and liabilities of the Fund and (B) based upon share information provided by each Fund's transfer agent, the NAV for the Fund and each Class thereof.

     (ix) For all Funds which value their assets in accordance with Rule 2a-7 under the Act, prepare and record, (A) as of each time required by the Trust's Rule 2a-7 Procedures or similar procedures adopted by the Board ("Rule 2a-7 Procedures"), a calculation of the extent of the deviation between the current NAV of the Fund or Class thereof, determined in accordance with the Rule 2a-7 Procedures, and the NAV of the Fund or Class thereof determined by the amortized cost method of valuation prescribed in Rule 2a-7 and (B) any other item reasonably required by the Rule 2a-7 Procedures;

     (x) Make such adjustments over such periods as FFC deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

     (xi) Obtain necessary information from Forum and the Funds' transfer agent and investment advisers in order to prepare, and prepare, the Trust's Form N-SAR; and


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     (xii)     Periodically reconcile account information and balances with the custodians of each Fund's assets.

     (c) VALUATION SERVICES. In valuing the assets and liabilities of each Fund, FFC shall comply with any procedures or policies adopted by the Board and delivered to FFC and all provisions in the Prospectus and SAI relating to the Fund, all as may be supplemented from time to time. FFC shall not be required to independently value any asset or liability of the Trust, but shall use, to the extent practicable, (i) the prices provided by independent pricing services normally used and contracted for this purpose by FFC and the investment company industry, (ii) broker-dealer quotations or valuations, or (iii) evaluations conducted in accordance with the Board's instructions.

     (d)       OTHER SERVICES.  FFC shall:

     (i) Assist the Trust's independent accountants and, upon approval of the Trust or Forum, any regulatory body in any requested review of the Trust's books and records maintained by FFC;

     (ii) Obtain necessary information from Forum and the Funds' transfer agent and investment advisers in order to prepare, and prepare, two semi-annual financial statements and related material comprising each Fund's semi-annual and annual reports to shareholders and prepare such other similar reports as may be agreed to from time to time by the Trust and FFC; and

     (iii) Provide information typically supplied in the investment company industry to companies that track or report the price, performance or other information with respect to investment companies and provide NAV and other information customarily reported in newspapers to the appropriate persons for publication therein.

     (e) SERVICE DAYS. Nothing contained in this Agreement shall require FFC, in any capacity hereunder, to perform any functions or duties on any day other than a day upon which shares of a Fund or Class thereof may be purchased or redeemed ("Fund Business Day"). Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

     SECTION 3.  COMPENSATION

     (a) FEE. For the services provided by FFC pursuant to this Agreement, the Trust shall pay to FFC a fee with respect to each Fund, as calculated in accordance with Appendix A hereto. These fees shall be paid monthly in advance, with the first month's fee (including start-up fee) payable upon commencement of the Fund's operations.

     (b) REIMBURSEMENT OF EXPENSES. The Trust shall reimburse FFC for all of FFC's reasonable out-of-pocket expenses incurred in the performance of its duties hereunder, including


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the cost of (or appropriate share of the cost of) (i) pricing, interest, dividend, credit and other reporting services, (ii) taxes, (iii) postage and delivery services, (iv) telephone services, (v) electronic or facsimile transmission services, (vi) reproduction and (vii) any items the Trust is responsible for as described in the Trust's agreements with Forum or any investment adviser to the Trust. The Trust also shall reimburse FFC for all reasonable FFC expenses and employee time attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews and for all FFC expenses for services in connection with FFC's activities in effecting any termination of this Agreement (except the termination of FFC for cause), including expenses incurred by FFC to deliver the Trust's property in FFC's possession (including the copying of all records required to be kept under this Agreement) to the Trust or other persons.

     (c) COUNSEL. FFC may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. The costs of any such advice or opinion shall be borne by the Trust.

     SECTION 4.  EFFECTIVENESS; DURATION; TERMINATION AND ASSIGNMENT

     (a) This Agreement shall become effective on the date hereof. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

     (b) This Agreement shall continue in effect with respect to a Fund for a period of one year from its effectiveness and shall continue in effect for successive one year periods; provided, however, that continuance is specifically approved at least annually (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund and (ii) by a vote of a majority of Trustees of the Trust who are not parties to this agreement or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if the continuation of this agreement is not approved as to a Fund, Forum may continue to render to the Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.

     (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (i) by the Board on 60 days' written notice to Forum or (ii) by Forum on 60 days' written notice to the Trust.

     (d) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.


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     SECTION 5.  STANDARD OF CARE; LIMITATION OF LIABILITY

     (a) FFC shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by FFC in writing. FFC shall use its best judgment and efforts in rendering the services described herein and shall not be liable to the Trust or the Trust's shareholders for any action or inaction of FFC in the absence of bad faith, willful misconduct or gross negligence. FFC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. Without limiting the generality of the foregoing or of any other provision of this Agreement, FFC shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument which FFC reasonably believes to be genuine.

     (b) Notwithstanding anything to the contrary in this Agreement, FFC shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by FFC) and errors in information provided by an investment adviser (including prices and pricing formulas), custodian or transfer agent to the Trust.

     (c) With respect to Funds which do not value their assets in accordance with Rule 2a-7 under the Act, notwithstanding anything to the contrary in this Agreement, FFC shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if an NAV Difference for which FFC would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) or
(ii) any loss to a shareholder of the Trust if the NAV difference for which FFC would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder's account with the Trust is less than or equal to $10.

     (d) For purposes of Section 5(c), (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any FFC liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which FFC would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which FFC would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

     SECTION 6.  ACTIVITIES OF FORUM

     (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any


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of Forum's officers, directors or employees who may also be a trustee, officer or employee of the Trust, or persons otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

     (b) FFC may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliates of FFC, who agree to comply with the terms of this Agreement. FFC may pay those persons for their services, but no such payment will increase FFC's compensation from the Trust.

     SECTION 7. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds

     SECTION 8.  MISCELLANEOUS

     (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     (c) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (d) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (e) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

     (f) The terms "vote of a majority of the outstanding voting securities," "interested person," and "assignment" shall have the meanings ascribed thereto in the Act.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              NORWEST ADVANTAGE FUNDS


                              /s/ David I. Goldstein
                              David I. Goldstein
                                Vice President


                              FORUM FINANCIAL CORP.


                              /s/ John Y. Keffer
                              John Y. Keffer
                                President



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                             NORWEST ADVANTAGE FUNDS
                            FUND ACCOUNTING AGREEMENT

                                November 17, 1995


                                   APPENDIX A

 Standard Fee per Fund                                              $36,000/year
     Fee for each additional Class of the Fund above one            $12,000/year

Plus additional surcharges for each of:
     (i) Portfolios with asset levels exceeding $100 million $6,000/year Portfolios with asset levels exceeding $250 million $12,000/year Portfolios with asset levels exceeding $500 million $18,000/year Portfolios with asset levels exceeding $1,000 million $24,000/year
     (ii)   Portfolios requiring international custody              $12,000/year
     (iii)  Portfolios with more than 30 international positions    $24,000/year
     (iv)   Tax free money market Funds                             $12,000/year
     (v)    Portfolios with more than 25% of net assets invested
            in asset backed securities                              $12,000/year
     (vi)   Portfolios with more than 50% of net assets invested
            in asset backed securities                              $24,000/year
     (vii)  Portfolios with more than 100 security positions        $12,000/year
     (viii) Portfolios with a monthly portfolio turnover rate of
            10% or greater                                          $12,000/year

Standard Fee per Gateway Fund (a Fund operating pursuant to
     Section 12(d)(1)(E) of the Act)                                $12,000/year
     Fee for each additional Class of a Gateway Fund above one      $12,000/year

Fund Start-Up Fee                                                         $2,000

Note 1: Surcharges are paid on a monthly basis, and are determined based upon the total assets, security positions or other factors as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in SEC Form N-1A.

Note 2: The rates set forth above shall remain fixed through December 31, 1995. On January 1, 1996, and on each successive January 1, the rates shall be adjusted automatically and without action of either party hereto to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics. FFC shall notify the Trust each year of the new rates. Only one surcharge in clause
(i) is to be applied and surcharge (v) will not apply if surcharge (vi) applies.



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